Exhibit 99.1

Host Marriott Corporation

6903 Rockledge Drive

Suite 1500

Bethesda, MD 20817

Contacts:	Kevin J. Jacobs
Vice President
240-744-5212

Gregory J. Larson
Senior Vice President
240-744-5120

HOST MARRIOTT CORPORATION ANNOUNCES PROPOSED PRIVATE PLACEMENT OF SENIOR NOTES DUE 2016

BETHESDA, MD; March 29, 2006 – Host Marriott Corporation (NYSE:HMT) announced today that Host Marriott, L.P., for whom the Company acts as sole general partner, is proposing to offer in a private placement $600 million aggregate principal amount of Senior Notes due 2016 (the “Notes”), subject to market conditions. As the offering is a private placement, it will not be made to the general public. Only qualified institutional buyers may participate in the offering.

The net proceeds of the offering will be used to fund a portion of the cash consideration for the Company’s pending purchase of a portfolio of hotels from Starwood Hotels & Resorts Worldwide, Inc. In the event we do not complete the purchase, we will use the net proceeds for one or more of the following purposes: to redeem the Company’s 10% Class C Cumulative Redeemable Preferred Stock, to repay or repurchase Host Marriott, L.P.’s existing 7 7/8% Series B Senior Notes due 2008, and for general corporate purposes. In the event we do not complete the purchase of the Starwood Portfolio, we may elect to redeem up to $200 million aggregate principal amount of the Notes.

The Notes to be offered have not been registered under the United States Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The issuance of the Notes will be structured to allow secondary market trading under Rule 144A under the Securities Act of 1933.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction where such an offering or sale would be unlawful.

This press release contains information about pending transactions, and there can be no assurance that these transactions will be completed.

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